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                                                                       EXHIBIT 1
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CHANCELLOR                                      745 ATLANTIC AVENUE, BOSTON, MA
NEW RELEASE                                                               02111
                                                                 (617) 728-8500

CONTACT:              FOR IMMEDIATE RELEASE


      Stephen G. Morison            William J. Guthlein
      President and Chief           Vice President, Treasurer
      Executive Officer             and Chief Financial Officer
      (617) 728-8500                (617) 728-8500


          BOSTON-BASED LEASING COMPANY ANNOUNCES FIRST QUARTER RESULTS
          ------------------------------------------------------------

      BOSTON, Massachusetts, May 16, 1996, Chancellor Corporation reported a net loss of $403,000 ($.08 per share) for the three months ended March 31, 1996. This compares with a net loss of $709,000 ($.11 per share) for the same period last year. The Company's revenues were $1.3 million for the three months ended March 31, 1996 as compared to $2.3 million for the corresponding period in 1995.

      Founded in 1977, Chancellor Corporation has, in recent years, concentrated on the leasing of transportation equipment. It is also involved in the leasing of aircraft, communications, materials handling and other equipment. Chancellor Corporation's common stock is listed on the OTC Electronic Bulletin Board (symbol "CHCR").

                       CONSOLIDATED SUMMARY OF OPERATIONS
                    (In thousands except per share amounts)
                    ---------------------------------------

                   Three Months Ended March 31,
                       1996            1995

Revenues                $ 1,340         $ 2,334

Net Loss               ($   403)       ($   709)

Average shares
outstanding               5,136           6,382

Net loss
per share              ($   .08)       ($   .11)

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